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5700


                                                       January  23, 1998


Ambient Corporation
Jerusalem Technological Park Building One
Malha, Jerusalem, Israel

             Re:  Registration Statement on Form SB-2
             ----------------------------------------

Gentlemen:

             We have acted as counsel to Ambient Corporation, a Delaware corporation (the "Company"), in connection with (a) the proposed public offering by the Company of up to 603,750 shares of Common Stock, $.001 par value (the "Common Stock"), including up to 78,750 shares of Common Stock solely to cover over-allotments; and (b) the issuance by the Company to Roan Capital Partners L.P. (the "Underwriter") of warrants (the "Underwriter's Warrants") to purchase up to 52,500 shares of Common Stock, pursuant to a registration statement on Form SB-2 (the "Registration Statement"), as amended, originally filed by the Company with the Securities and Exchange Commission on November 12, 1997, pursuant to the Securities Act of 1933, as amended.

             The shares of Common Stock issuable pursuant to the above proposed public offering are hereinafter referred to as the "Offered Shares." The shares of Common Stock issuable upon exercise of the Underwriter's Warrants are hereinafter referred to as the "Underwriter's Warrant Shares." The Offered Shares, the Underwriter's Warrants and the Underwriter's Warrant Shares are hereinafter referred to as the "Securities."

             In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, the form of Underwriting Agreement, and the form of Underwriter's Warrant filed as exhibits to the Registration Statement, your records of corporate proceedings, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the accuracy and completeness of all



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Ambient Corporation
January 23, 1998
Page 2


documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to such opinions which we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Company, public officials or others.

             Based upon the foregoing, we are of the opinion that upon the effective date of the Registration Statement the issuance of the Securities will have been duly authorized by the Board of Directors of the Company, and the Offered Shares and the Underwriter's Warrant Shares when issued and paid for, as contemplated by the Registration Statement and as provided for in the Underwriter's Warrants will be validly issued, fully paid and non-assessable and the Underwriter's Warrants when issued as contemplated by the Registration Statement, will be legally issued and binding obligations of the Company.

             We hereby consent to the reference to our name in the Registration Statement under the caption "Legal Matters" and further consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder, or that we are "experts" within the meaning of the Securities Act or such rules and regulations.


                                       Very truly yours,

                                       /s/ BAER MARKS & UPHAM LLP
                                       --------------------------

                                       BAER MARKS & UPHAM LLP

SFO;JWD



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